SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT is made and entered in this 6th day of September, 2023, by and between Endeavor 1601, LLC (Landlord) and Energy Exploration Technologies, Inc (Tenant).

RECITALS

A. Landlord and Tenant entered into this Lease Agreement, dated July 01, 2023 (the "Lease").

NOW, THEREFORE, the parties agree as follows:

1. Existing Conditions Accepted by Tenant. Tenant acknowledges the Premises and Project are in good and satisfactory condition, and Landlord has made no representations as to the repair of the Premises or Project, or promises to alter, remodel, warranty or improve the beyond what has been executed and delivered.
2. Tenant accepts the Premises **"**AS-IS," "WITH ALL FAULTS**"** and without representation or warranty of any nature or kind from Landlord.
3. Tenant will maintain policy for any act of vandalism and liability.
4. Landlord will replace HVAC in A200 suite and recharge (1) unit in G100 with R22 upon execution of this amendment and receipt of payment.
5. Tenant will pay $5200.00 towards cost of replacement.

IN WITNESS WHEREOF, the parties have executed this amendment as of the date first written above.

TENANT:	LANDLORD:
Energy Exploration Technologies, Inc.	Endeavor 1601, LLC
By: Teague Egan (Sep 11, 2023 10:10 CDT)	By: KKajani
Sep 11, 2023	Sep 11, 2023